Exhibit 99.2


FINANCIAL SUMMARY
                                               2002            2003           2004E          2005E           2006E
Revenues                                         $0              $0            $185         $3,375         $15,175
Operating Expenses
Research and development                        310             929           1,770          5,992           4,732
General and administrative                      400             739           1,039          1,391           1,413
                                     ------------------------------------------------------------------------------
                                                710           1,668           2,809          7,383           6,145
Operating income (loss)                        (710)         (1,668)         (2,624)        (4,008)          9,030
Net income (loss)                             $(700)        $(1,673)        $(2,580)       $(3,867)         $9,204


FY 2004 revenue estimates are based on Small Business Innovation Research (SBIR) awards granted by the National Institute of Allergy and Infectious Diseases. Thereafter, revenue projections include follow-on grants, upfront payments upon execution of licensing agreements, milestone payments and product royalties. Royalty payments are expected to begin in FY 2006 with initial commercialization of the oral probiotics in Asia and Europe. Commercialization of the replacement therapy and Mutacin 1140 is anticipated to begin in FY 2009.

Estimated expenses include significantly higher R&D expenses, additional salaries for new hires, consulting fees for R&D consultants and advisors, patent- and licensing-related fees, costs of contract manufacturing, and higher depreciation and amortization expenses associated with capital expenditures. Although the Company anticipates in-licensing and developing additional technologies, no provision is made in these estimates for the cost of such in-licensing or the generation of revenues that might occur.


CAVEAT: These financial projections are forward looking statements that have been prepared based upon certain assumptions and hypotheses which management believes are reasonable and should be read in conjunction with the Company's historical audited financial statements. These projections are only estimates and are necessarily speculative in nature. These financial projections have not been audited or reviewed by independent accountants and may be subject to future reconciliation and adjustment. The assumptions and estimates underlying these projections are subject to significant business, economic and competitive uncertainties beyond the Company's control as well as the risk factors set forth in the Company's SEC filings. Variations of actual facts and circumstances from the assumptions could and materially alter the actual future financial results achieved by the Company. As such, these financail projections may be materially different from the Company's actual, future results. No assurance can be that any projections or assumptions will prove to be accurate.